13


                            CREDITORS TRUST AGREEMENT


         This Creditors Trust Agreement ("Trust Agreement") dated as of July 31, 1996 among Keene Corporation, as trustor (the "Trustor" or the "Debtor"), Archie
R. Dykes, Richard A. Lippe, and John J. Robbins, as Trustees, and New Keene.

         WHEREAS, the Trustor filed a voluntary petition for relief under Title 11 of Chapter 11 of the United States Code (the "Bankruptcy Code") on December 3, 1993 and has proposed a Fourth Amended Plan of Reorganization, as Modified (the "Plan")* which called for the establishment of the Creditors Trust (the "Trust"); and

         WHEREAS, pursuant to the Plan, the Trust is to use its assets and/or income to liquidate and to pay in accordance with the Asbestos Related Personal Injury and Asbestos In Buildings Claims Resolution and Distribution Procedures attached hereto as Exhibit A and B (collectively, the "Procedures") Asbestos Related Claims and Demands against the Debtor, as defined in Sections 101(5) and 524(g)(5) of the Bankruptcy Code, respectively; and

         WHEREAS, pursuant to the Plan, the Trust is intended to qualify as a "designated settlement fund" or a "qualified settlement fund" within the meaning of Section 1.468B-1 of the Treasury regulations promulgated under Section 468B of the Internal Revenue Code; and

         WHEREAS, the Bankruptcy Court (the "Court") has determined that the Trust and the Plan satisfy all the prerequisites for a supplemental injunction pursuant to Section 524(g) of the Bankruptcy Code, which Permanent Channelling Injunction has been entered in connection with the Order confirming the Plan;


         WHEREAS, in order to effectuate the Debtor's Plan, to provide for the payment of Asbestos Related Claims and Demands and to receive the benefits under the Internal Revenue Code of so providing for certain of such payments, the Trustor desires to enter into this Trust Agreement with the Trustees and transfer the Creditors Trust Distribution (the "Trust Assets") to the Trust pursuant hereto.

         NOW, THEREFORE, IT IS HEREBY AGREED as follows:

                                    ARTICLE I

                              DECLARATION OF TRUST

         1.1 Name. The Trust shall be known as the "Keene Creditors Trust", and the Trustees may transact the business and affairs of the Trust in that name.

         1.2 Purpose. The purposes of the Trust are (i) to assume the liabilities within the meaning of Section 524(g)(2)(B)(i)(1) of the Bankruptcy Code of the Debtor and its successors in interest resulting from personal injury, wrongful death, or property-related damage attributable to the presence of, or exposure to, the Debtor's asbestos or asbestos-containing products; (ii) to use the Trust Assets and income to pay holders of valid Asbestos Related Claims and Demands in accordance with this Trust Agreement and the Procedures; and (iii) to otherwise comply in all respects with the requirements of a trust set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Code.


- -----------------------------

* Unless the context requires otherwise, all capitalized terms used herein and not otherwise defined have the meanings assigned thereto in the Plan for Keene Corporation as confirmed by an Order of the Bankruptcy Court.



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                                       14



         1.3 Transfer of Assets. The Trustor hereby transfers and assigns to the Trust the assets listed on Schedule 1 attached hereto (the "Trust Assets") having heretofore obtained all consents and taken all other steps prerequisite to such transfer and assignment. New Keene, as the successor to the Trustor for this purpose, shall take any and all steps as may be further necessary to effectuate fully the transfer and assignment of the Trust Assets.

         1.4 Acceptance of Assets and Assumption of Liabilities.

         a) In connection with and in furtherance of the purposes of the Trust and subject to Section 4.4, below, the Trustees hereby expressly accept the transfer and assignment to the Trust of the Trust Assets and the Trust hereby further expressly assumes liability within the meaning of Section 524(g)(2)(B)(i)(1) of the Bankruptcy Code for, and undertakes and shall control, liquidating in accordance with the Procedures all Asbestos Related Claims and Demands.

         b) The Trust shall indemnify New Keene for any expenses, costs, fees (including attorneys fees), judgments, settlements, or other liabilities asserted at any time after the Effective Date of the Plan arising from or incurred in connection with an Asbestos Related Claim or Demand. Nothing in this section or any other section of this Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Permanent Channelling Injunction issued by the Bankruptcy Court in connection with the Plan.

                                   ARTICLE II

                          POWERS; TRUST ADMINISTRATION

         2.1 Powers. (a) Subject to the limitations set forth in this Trust Agreement, the Trustees shall have the power to take any and all such actions as in the judgment of the Trustees are necessary or convenient to effectuate the purposes of the Trust, including, without limitation, each power expressly granted in Subsection 3.1(c) below and any power reasonably incidental thereto.

         (b) Except as provided in the Plan or otherwise specified herein, the Trustees need not obtain an order of approval of any court in the exercise of any power or discretion conferred hereunder.

         (c) Without limiting the generality of Subsection 2.1(a) above, the Trustees shall have the power to:

               (i) receive and hold the Trust Assets, and invest monies held from time to time therein, transfer, exchange or sell any or all assets of the Trust on such terms as the Trust considers proper and to sell all or any part of the securities issued by the Trustor that are included in the Trust Assets, subject to the restrictions set forth in the Amended and Restated Certificate of Incorporation of New Keene;

               (ii) supervise and administer the Procedures;

               (iii) pay Trust expenses, liabilities and to pay Claims and Demands as such Claims and Demands are determined in accordance with the Procedures or otherwise;

               (iv) borrow money and issue notes and other evidences of indebtedness (which notes or other evidences of indebtedness shall exonerate the Trustees from personal liability with respect thereto) in the ordinary course of operations for payment of indemnification liabilities and other Trust expenses and the Claims;

               (v) enter into any other agreement required by the Plan or reasonably necessary or beneficial to implement the Plan and the Procedures and perform all of the Trust's obligations thereunder, including, without limitation, enter into any agreement with other asbestos claims resolution organizations to implement the Procedures;


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                                       15



               (vi) commence, prosecute, settle, dismiss or abandon any of the Causes of Action;

               (vii) extend a line of credit to New Keene pursuant to the terms of the New Keene Credit Facility;

               (viii) exercise all rights and benefits accruing to the Trust as owner of any shares of New Common Stock that the Trust shall own from time to time;

               (ix) establish such funds, reserves and accounts within the Trust, in addition to the funds created hereby, as deemed by the Trustees to be useful in carrying out the purposes of the Trust;

               (x) sue and be sued and participate,  as a party or otherwise, in
          any  judicial,   administrative,   arbitrative  or  other  proceeding,
          including, without limitation, in connection with the Procedures;

               (xi) adopt and amend any by-laws desirable for the administration of the Trust;

               (xii) appoint such officers and hire such employees and engage such legal, financial and other advisors, professionals and agents as the business of the Trust requires and to delegate to such persons such powers, authority, and discretion as the Trustees deem advisable or necessary in order to carry out the purposes of the Trust, and pay the Trustees, subject to Section 4.5 and pay such officers, employees, advisors and agents reasonable compensation as determined by the Trustees and properly documented out-of-pocket costs and expenses;

               (xiii) to pay the compensation and properly documented out-of-pocket expenses and costs of the members of the TAC and any legal, financial and other advisors or professionals retained by the TAC;

               (xiv) enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the Trust (including, without limitation, engaging an Entity having trust powers to act as paying agent, depositary, custodian, or trustee with respect to funds, reserves or accounts created hereby or established pursuant hereto);

               (xv) indemnify (and purchase insurance indemnifying) the Trustees, officers, employees, agents, advisors and professionals and representatives of the Trust, the members of the TAC and their professionals and advisors and New Keene to the fullest extent that a corporation organized under New York law is from time to time entitled to indemnify its directors, officers, employees, agents or representatives;

               (xvi) enter into any contract or otherwise engage in any transaction with any Trustee or any Entity affiliated with any Trustee, provided, however, that such contract or such transaction is approved by the unanimous vote of the Trustees voting thereon, it being understood that to the extent permitted by law the usual rules prohibiting fiduciaries from dealing with themselves as individuals or from dealing with respect to any manner in which they have a personal interest shall not apply to the Trustees;

               (xvii) delegate any or all of the discretionary power and authority herein conferred at any time with respect to all or any portion of the Trust Assets to any one or more reputable individuals or recognized institutional advisors or investment managers without liability for any action taken or omission made because of any such delegation;

               (xviii) associate with, contract with and/or use the resources of and/or merge with any other claims resolution facility if the Trustees shall determine by unanimous vote that such claims resolution facility has the capacity to evaluate and/or pay Claims and Demands in a manner generally consistent with the purposes of the Trust and the Plan, and not inconsistent with the Procedures; and

               (xix)   execute  and  deliver   such  deeds,   leases  and  other
          instruments as the Trustees consider proper in administering the Trust.

         (d) The Trustees on behalf of the Trust shall not have the power to guarantee any debt of other Entities, except in connection with the sale of Trust Assets in which case the Trust shall have the power to provide a guarantee in an amount not exceeding the consideration received by the Trust on the sale.

         2.2 Administration. (a) The Trust shall be administered as follows:

               (i) Offices. The principal office of the Trust shall be in the City of Mineola or at such other place, within or without the State of New York, as the Trustees may from time to time determine to be appropriate for the efficient and cost-effective administration of the Trust.

               (ii) Regular Meetings. Regular meetings of the Trustees may be held at such time as from time to time shall be determined by the Trustees with notice to the TAC; provided, however, that the Trustees shall meet at least once per calendar quarter during the first year following the execution of this agreement and at least once per year thereafter.

               (iii) Special Meetings; Notice. Special meetings of the Trustees shall be held whenever called by the Managing Trustee (defined below). Notice of each such meeting shall be mailed by first class mail, postage prepaid, to each Trustee and the members of the TAC, addressed to them at their residences or usual places of business, at least three days before the date on which the meeting is to be held, or shall be sent to such place by facsimile, telegraph, cable, radio or wireless, or be delivered personally or by hand or by express mail or overnight courier or by telephone, not later than the day before the day on which such meeting is to be held. Such notice shall state the place, date and hour of the meeting and the purpose(s) for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the Trustees entitled to receive such notice and by the members of the TAC, either before or after the meeting, shall be deemed equivalent thereto for purposes of this Section.

               (iv) Action Without a Meeting; Meeting by Conference Call. Any action required or permitted to be taken at any meeting of the Trustees or the TAC may be taken without a meeting if all of the Trustees or all the members of the TAC, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Trustees or the TAC.

               The Trustees or members of the TAC may participate in a meeting of the Trustees or the TAC, as the case may be, by means of conference telephone or similar communication equipment provided that all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

         (b) Accounting Period. The accounting period for the Trust (the "Fiscal Year") shall be selected by the Trustees.

         (c) Delivery of Trust Documents to New Keene. The Trustees shall timely file or shall deliver to New Keene such documents and other information as New Keene may reasonably require in order to permit it to timely file such income tax and other returns and statements as are required of it to comply with applicable provisions of the Internal Revenue Code and state law and any regulations promulgated thereunder.

         (d) Annual Reports. The Trustees shall cause to be prepared and filed with the Court, with copies to the members of the TAC, as soon as available but, in any event, within 90 days following the end of each Fiscal Year, an annual report containing financial statements of the Trust (including, without limitation, a balance sheet and a statement of operations for such Fiscal Year) audited by a firm of independent public accountants selected by the Trustees and certified by such firm as to fairness of presentation and consistency, a report on the number of Claims received and the number of Claims liquidated, if any, and the amount per Claim paid or payable and such other information as the Trust deems relevant.

         (e) Tax Returns. The Trustees shall timely file income tax and other returns and statements and comply with all withholding obligations as required under applicable provisions of the Internal Revenue Code and state law and any regulations promulgated thereunder.

         (f) Settlement of Trustees' Accounts. Notwithstanding any state law to the contrary, the Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustees, whether such account is rendered by the Trustees themselves or is sought by any person holding an Asbestos Related Claim or Demand or other person. The Trustees shall render successive accounts covering periods of one year. In addition, an account shall be rendered for the period ending on the date of the death, resignation, removal or retirement of any Trustee. Upon the acceptance of any such account by the Court after hearing on notice to New Keene, the TAC and such other parties as the Court shall designate, the Trustees shall be discharged from any further liability or responsibility to any person holding an Asbestos Related Claim or Demand or other Person, as to all matters embraced in such account.


                                   ARTICLE III

                       ACCOUNTS, PAYMENTS AND INVESTMENTS

         3.1 Accounts.

         (a) The Trustees may, from time to time, create additional funds, reserves and accounts within the Trust as they may deem necessary, prudent or useful in order to provide for the payment of Trust expenses, Claims and Demands or otherwise to effectuate the purposes of the Trust and may, with respect to any such fund, reserve or account, restrict the use of monies therein.

         (b) After establishing a reasonable reserve for expenses of the Trust including indemnification of the Trustees and the TAC, if required, the Trustees shall promptly establish a separate fund (the "Litigation Reserve") which Litigation Reserve shall be separately maintained solely for the prosecution of the Causes of Action in an amount determined by the Trustees to be sufficient for the costs and expenses of the full prosecution of the Causes of Action. The Litigation Reserve shall be maintained as a separate fund until the Transaction Lawsuit and the Bairnco Lawsuit are concluded. The amount of the Litigation Reserve shall be determined with the advice and consent of the TAC.

         (c) After payment of expenses of the Trust, including, establishment of a reserve for the reasonable future expenses of the Trust, the Litigation
Reserve pursuant to Section 3.1(b) above and line of credit to New Keene as provided for in subsection 2.1(c)(vii) and, if necessary, a reserve for the indemnification of the Trustees and the TAC, the remaining Cash and any additional cash received by the Trust, net of expenses ("Available Cash") shall be allocated into two funds as follows:

               (i) 92 1/2% of the first $100 million of Available Cash; 90% of Available Cash between $100 million and $150 million and 87 1/2% of Available Cash above $150 million shall be held in a fund for distributions to holders of Asbestos Related Personal Injury Claims and Demands (the "Asbestos Personal Injury Fund");

               (ii) 7 1/2% of the first $100 million of Available Cash 10% of Available Cash between $100 and $150 million and 12 1/2% of Available Cash above $150 million shall be held in a fund for distributions to holders of Asbestos in Buildings Damage Claims (the "Asbestos in Buildings Fund").

         3.2 Payments.

         (a) At such time as the Trust has at least $30 million of Available Cash, or should the Trustees conclude after consulting with the TAC that it is highly unlikely the Trust will ever have $30 million in Available Cash, the Trust shall:

               (i) cause estimates to be made of the numbers and values of pending and projected Asbestos Related Personal Injury Claims and Demands with the assistance of a consultant familiar with asbestos disease claim projections and at the same time cause estimates to be made of the total Available Cash and non cash assets held by the Trust except for the Causes of Action unless at the time a settlement is pending.

               (ii) calculate the pro rata share of the Asbestos Personal Injury Fund for the payment of Asbestos-Related Personal Injury Claims and Demands so that the holders thereof shall receive substantially the same percentage payment on subsequent distribution dates;

               (iii) make distributions from the Asbestos Personal Injury Fund in accordance with Procedures.

               (iv) make distributions from the Asbestos in Buildings Fund in accordance with the Procedures.

         (b) At any time subsequent to the distribution of Available Cash pursuant to Section 3.2(a) as the Trustees believe they are likely to have Available Cash to pay claimants, the Trust shall cause an additional estimate to be made of the numbers and values of Asbestos-Related Personal Injury Claims and Demands and valuation of Trust Assets in the same manner as in subsections 3.2(a) (i) and (ii) above, and shall cause additional distributions to be made in the same manner as in subsections 3.2(a)(iii) and 3.2(a)(iv) above.

         (c) Recognizing that it is desirable to make payment to claimants expeditiously, provided it is economically prudent given the funds then available to the Trust, nevertheless the Trustees may determine to defer making any payments under either of the Procedures if the Trustees, after consultation with the TAC, determine that the administrative costs of such an expeditious payment is proportionately so significant that no payment should be made pending receipt of additional funds.

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                                       19


         (d) In making any estimates, judgments or decisions concerning the future availability of cash, amounts to be paid, percentages, pro rata payments, and timing of payments, the judgment and decisions of the Trustees shall be final and conclusive and not subject to review .

         3.3 Investments. Funds held in the Trust shall be invested in the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

         (a) The Trust shall not acquire, directly or indirectly, equity in any Entity (other than New Keene and its subsidiaries, successors and assigns) or business enterprise if, immediately following such acquisition, the Trust would hold more than 5% of the equity in such Entity or business enterprise unless (1) such Entity or business enterprise is an asbestos claims processing facility or
(2) such equity has been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is a plaintiff. The Trust shall not hold, directly or indirectly, more than 10% of the equity in any Entity (other than New Keene and its subsidiaries, successors and assigns) or business enterprise, unless (1) such Entity or business enterprise is an asbestos claims processing facility or (2) such equity has been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is a plaintiff.

         (b) The Trust shall not acquire nor hold any long-term debt securities unless such securities (i) are rated "A" or higher by Moody's Investors Service, Inc. ("Moody's"), "AA" or higher by Standard & Poor's Corporation ("S&P") or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency or (ii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof or (iii) unless (1) such securities have been issued by an asbestos claims processing facility or (2) such securities have been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is a plaintiff.

         (c) The Trust shall not acquire nor hold for longer than ninety days any commercial paper unless such commercial paper is rated "Prime-1" or higher by Moody's or "A-1" or higher by S&P or has been given an equivalent investment grade rating by another nationally recognized statistical rating agency.

         (d) The Trust shall not acquire nor hold any equity in any Entity or business enterprise (other than New Keene, its subsidiaries, successors and assigns) unless such equity is in the form of securities which are traded on a national securities exchange or major international securities exchange or through the National Association of Securities Dealers Automated Quotation System or unless (1) such Entity or business enterprise is an asbestos claims processing facility or (2) such equity has been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is a plaintiff.

         (e) The Trust shall not acquire nor hold any preferred stock unless such preferred stock is rated "B" or higher by Moody's or "B+" or higher by S&P or has been given an equivalent investment grade rating by another nationally recognized statistical rating agency, and also complies with subsection (d) above or unless such preferred stock is (1) preferred stock of an asbestos claims processing facility or (2) such preferred stock has been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is a plaintiff.

         (f)  The  Trust  shall  not  acquire  any  debt   securities  or  other
instruments issued by any Entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof) if, following such acquisition, the aggregate market value of all securities and instruments issued by such Entity held by the Trust would exceed 5% of the aggregate value of the Trust Assets, unless (1) such Entity or business enterprise is an asbestos claims processing facility or (2) such securities or instruments have been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is a plaintiff. The Trust shall not hold any debt securities or other instruments issued by any Entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof) to the extent that the aggregate market value of all such securities and instruments issued by such Entity held by the Trust would exceed 10% of the aggregate value of the Trust Assets, unless (1) such Entity or business enterprise is an asbestos claims processing facility or (2) such securities or instruments have been conveyed to the Trust in full or partial consideration for settlement of a lawsuit in which the Trust is the plaintiff.

         (g) The Trust shall not acquire nor hold any certificates of deposit unless all publicly held long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.3(b), above.

         (h) The Trust shall not acquire nor hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.

         (i) Notwithstanding the foregoing guidelines, the Trust shall have the authority to extend credit to New Keene as described above in Subsection 2.1(c)(vii) hereof.

         3.4 Source of Payments. All Trust expenses and payments in respect of Claims and Demands shall be payable solely out of the Trust Assets. Neither the Trustees nor any officer, agent or employee of the Trust nor any member of the TAC, nor the Trustor nor any of its present subsidiaries nor any director, officer, employee or agent of the Trustor or any of their subsidiaries shall be liable for the payment of any Trust expense, Claim, Demand or liability of the Trust except as provided in the Plan, and no Entity shall look to any of the foregoing Entities for satisfaction of any such expense, Claim, Demand or liability; provided, however, that nothing in this Section 3.4 shall limit the right of the Trustees and the Trust to claim against any officer, agent or employee of the Trust, the Trustor, or any officer, director, agent or subsidiary of the Trustor for breach of employment agreement or other breach of duty to the Trust.

                                   ARTICLE IV

                                    TRUSTEES

         4.1 Number; Managing Trustee.

         (a) There shall be three Trustees (the "Initial Trustees") from the commencement of the Trust until the expiration of the initial term of service described below in Section 4.2. The Initial Trustees shall be those persons named in the signature page hereto. After the Initial Term, there shall be one Trustee until the termination of the Trust in accordance with the terms hereof.

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                                       21


         (b) One of the Initial Trustees selected by the Trustees shall serve as Managing Trustee and shall be compensated for his or her services as Managing Trustee. The Managing Trustee shall serve as the Trust's liaison, shall coordinate and schedule meetings of the Trustees and shall handle all administrative matters that come before the Trust.

         4.2 Term of Service.

         (a) Each Initial Trustee shall serve for a period of three years (the "Initial Term") or until his or her death, incapacity, resignation or removal. If any such event should occur within the Initial Term a successor will be appointed.

         (b) After the Initial Term, the Trustees shall select one Trustee to serve as the sole Trustee until his or her (i) death or incapacity, (ii) removal or (iii) resignation.

         (c) Any Trustee may resign at any time by written notice to each of the remaining Trustees and the TAC. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 30 days after the date such notice is given, unless the remaining Trustees after consultation with the TAC consent to an earlier date for the effect of a resignation.

         (d) Any Trustee may be removed for cause by the majority vote of the other Trustees, such removal to take effect at such time as the Trustees shall by such vote determine.

         4.3 Appointment of Successor Trustee.

         (a) In the event of a vacancy during the Initial Term in the position of Trustee, the vacancy shall be filled by unanimous vote of the remaining Trustees after consultation with the TAC, who shall take into account the relevant provisions hereof.

         (b) If, after the Initial Term has expired, a vacancy is caused by death, incapacity, resignation or removal of the sole Trustee, the TAC shall nominate a successor trustee for approval of the Court. Before a vacancy occurs, after the Initial Term, the sole Trustee may appoint a successor with consent of the TAC.

         (c) Immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in and undertaken by the successor Trustee without any further act. No successor Trustee shall be liable personally for any act or omission of his predecessor.

         4.4 Liability of Trustees. No Trustee shall be liable to the Trust or to any beneficiary thereof except for his own gross negligence or willful misconduct. No Trustee shall be liable for any act or omission-of any officer, agent or employee of the Trust unless such Trustee acted with gross negligence or willful misconduct in the selection or retention of such officer, agent or employee.

         4.5 Compensation and Expenses of Trustees.

         (a) Each of the Trustees shall receive compensation for his or her services as Trustee in the amount of $30,000 per annum. The Managing Trustee shall receive an additional compensation of $20,000 per annum. The Trustees shall also receive $1000 per diem for meetings of the Trust attended by such Trustee and other Trust business. All such amounts shall be increased or decreased annually at the rate of the Consumer Price Index for urban wage earners and clerical workers (U.S. City Average) unadjusted for seasonal variation, published by the Bureau of Labor Statistics of the United States Department of Labor.

         (b) All properly documented reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the performance of their duties hereunder shall be promptly reimbursed by the Trust.

         4.6 Indemnification of Trustees and Others.

         (a) The Trustees shall be indemnified by the Trust to the fullest extent that a corporation or a trust organized under New York law is from time to time entitled to indemnify its directors against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder. Additionally, each member of the TAC (collectively, "Additional Indemnitees") who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, administrative or arbitrative, by reason of any act or omission of such Additional Indemnitees with respect to (i) the liquidation of any Claims, (ii) the administration of the Trust and the implementation of the Procedures, (iii) the prosecution of the Causes of Action, and (iv) any action provided for in this agreement, shall be indemnified and defended by the Trust against expenses, costs and fees (including attorneys' fees), judgments, awards, costs, amounts paid in settlement, and liabilities of all kinds incurred by each Additional Indemnitee in connection with or resulting from such action suit, or proceeding, unless there is a final determination of a Court with jurisdiction that such Additional Indemnitee acted other than in good faith and in a manner such Additional Indemnitee reasonably believed to be in, or not opposed to, the best interests of the holders of Claims and Demands.

         (b) Reasonable expenses, costs and fees (including attorneys' fees) incurred by or on behalf of a Trustee or Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative from which they are indemnified by the Trust pursuant to this
Section 4.6, may be paid by the Trust in advance of the final disposition.

         (c) The Trustees shall have the power, generally or in specific cases, to cause the Trust to indemnify the employees and agents of the Trust to the same extent as provided in this Section 4.6 with respect to the Trustees.

         (d) To  the  extent  any  indemnification  under  Section  4.6 of  this
Agreement with respect to an action, suit, or proceeding requires a determination that indemnification is proper in the circumstances, such determination shall be made by the Trustee or Trustees who were not parties to such action, suit, or proceeding, if at least one such Trustee was or is not a party; otherwise, the determination as to each Trustee will be made by the remaining Trustee or Trustees, regardless of whether or not he, she or they were or are parties.

         (e) The Trustee may purchase and maintain reasonable amounts and types of insurance on behalf of any individual who is or was a Trustee, officer, employee, agent or representative of the Trust or Additional Indemnitee against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Trustee, member of the TAC, officer, employee, agent, professional advisor or representative thereof.

         4.7 Trustees' Lien. The Trustees shall have a prior lien upon the Trust Assets to secure the payment of any amounts payable to them pursuant to Sections
4.5 and 4.6.

         4.8 Trustees' Employment of Advisors. The Trustees may, but shall not be required to, consult with counsel, accountants, appraisers, other professionals or advisors and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them (regardless of whether any such party is an affiliated party of any Trustee or is otherwise affiliated with any of the Trustees in any manner, except as otherwise expressly provided for in this Trust Agreement) and the advice of any such parties on any matters submitted to them by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the advice of any such party.

         4.9 Additional Qualifications.

         (a) No Trustee or related party of a Trustee shall represent or shall have represented the Trustor or any Entity who asserts or has asserted a Claim against Keene Corporation.

         (b) No Trustee shall own any securities of Keene Corporation, New Keene or any of its affiliates or have any other financial interest, direct or indirect, in the Keene Corporation, New Keene, or any of its affiliates.

         (c) If there has been a violation of Subsection (a) or (b), above, the Trustee involved shall be subject to removal pursuant to Section 4.2(d), above.

         4.10 Trustees' Service As Director of Reorganized Keene. No Trustee is prohibited from serving as a director of New Keene. If any Trustee serves as a director of New Keene, he or she shall not receive compensation for such service over and above the compensation received as a Trustee under Section 4.5 but shall receive a per diem allowance in the amount that New Keene pays its directors for their attendance at meetings.

         4.11 Bond. Notwithstanding any state law to the contrary each Trustee (including any successor trustee) shall be exempt from giving any bond or security in any jurisdiction.

                                   ARTICLE V

                         THE TRUSTEE ADVISORY COMMITTEE

         5.1 Duties. a. Consultation. The Trustee shall consult with the TAC and the TAC shall assist the Trustees in the implementation of the Trust and the Procedures generally by providing consulting services with respect to material issues affecting the Trust including, but not limited to, implementation of Procedures, development of payment rules, forms and procedures, releases, time frames and other matters specified herein and in the Procedures. Where consultation is required under the Trust or the Procedures, the Trustees need only seek advice and counsel from the TAC.

         b. Consent. The Trustees shall be obligated to obtain the consent of the TAC in writing in order to (1) implement material changes in any Claims Resolution Procedures; (2) dismiss, settle or abandon Transaction Lawsuit and Bairnco Lawsuit; (3) associate with another claims facility; (4) amend any provision of the Trust Agreement; (5) effect termination of this Trust pursuant to Sections 6.2(a) (i), (ii), or (iii); (6) select a successor Trustee during the Initial Term, and (7) determine the Litigation Reserve. The TAC shall not unreasonably withhold any consent required hereunder.

         c. Court approval. Any proposed action or decision of the Trustees for which the consent of the TAC is required as to which the TAC withholds consent may be taken only upon Court approval after reasonable notice to each member of the TAC.

         5.2 Procedures. With respect to any matter relating to the Trust as to which the consultation or consent of the TAC is expressly required, the Trust shall:

               (i) Provide the TAC reasonable access to the relevant documents, records and reports and to experts and advisors retained by the Trust and to the Trust staff during such time as the decision is being considered;

               (ii) bring the proposed decision to the attention of the TAC; and

               (iii) provide the TAC with no fewer than 30 days to comment with respect to the proposed decision, unless the TAC agrees to a shorter period.

         5.3 Number; Chairperson

         (a) At the commencement of the Trust, there shall be three members of the TAC (the "Initial TAC Members") who shall serve until the expiration of the Initial TAC Term defined below in Section 5.4. The Initial TAC Members shall be selected by the Committee pursuant to the Plan.

         (b) There shall be a chairperson of the TAC selected by the Initial TAC Members. The chairperson shall act as the TAC's liaison, shall coordinate and schedule meetings of the TAC and shall handle all administrative matters that come before the TAC.

         (c) After expiration of the Initial TAC Term, the Chairperson of the TAC, plus one other member of the TAC selected by the Initial TAC Members, shall serve until the termination of the Trust or his or her death, incapacity, resignation or removal and in such event, the remaining member shall serve as the sole TAC member.

         5.4 Term. (a) The Initial TAC Members shall serve for a period of three
years  (the  "Initial  TAC  Term")  subject  to  any  member's   earlier  death,
incapacity, removal or resignation.

                  (b) Any member of the TAC may resign at any time by at least 30 days written notice to each of the remaining members specifying the date when such resignation shall take place.

                  (c) A member of the TAC may be removed from office by the unanimous vote of the remaining members of the TAC and a determination of the Bankruptcy Court that such removal is appropriate upon cause shown.

         5.5 Successors. In the event of a vacancy in the membership of the TAC during the Initial TAC Term, the vacancy shall be filled by the unanimous vote of the remaining Initial TAC Members.

         5.6 Quorum. The presence of two members during the Initial TAC Term and so long as there are two members serving shall constitute a quorum of the TAC for the transaction of business. In the absence of a quorum, the members present may adjourn the meeting from time to time without notice. In order for the Trustees to obtain consent of the TAC with respect to actions listed in Section
5.1 hereof and otherwise specified in this Agreement, the TAC must approve the Trustees' recommendation by a majority unless otherwise specified herein.

         5.7 TAC's Employment of Advisors. The TAC may, but shall not be required to, consult with counsel, accountants, appraisers, advisors and other parties on the matters submitted to them (regardless of whether any such party is an affiliated party of any member of the TAC or is otherwise affiliated with any of the TAC in any manner, except as otherwise expressly provided in this Trust Agreement) and the advice of any such parties on any matters submitted to them by the TAC shall be full and complete authorization and protection in respect of any action taken or not taken by the TAC hereunder in good faith and in accordance with the advice of any such party.

         5.8 Compensation and Expenses of Members of the TAC and their advisors. The Chairperson of the TAC shall receive $25,000 as compensation for his or her service plus $1,000 per diem. Each member of the TAC shall receive compensation for his or her services as a member in the amount of $20,000 per annum plus $1,000 per diem for meetings of the TAC. All properly documented, reasonable out-of-pocket costs and expenses incurred by the TAC members in connection with the performance of their duties hereunder will be promptly reimbursed by the Trust.

         5.9 Liability of TAC. No member of the TAC shall be liable to the Trust or to any beneficiary thereof except for his or her own gross negligence or willful misconduct. No member of the TAC shall be liable for any act or omission of any member, advisor, agent or employee of the TAC unless the TAC acted with gross negligence or willful misconduct in the selection or retention of such member, advisor, agent or employee.


                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 Irrevocability. The Trust is irrevocable, but this agreement is subject to amendment as provided herein.

         6.2      Termination.

         (a) The Trust shall terminate on the date (the "Termination Date") that is 90 days after the first occurrence of any of the following:

               (i) the Trustees in their sole discretion decide to terminate the Trust because (A) they deem it unlikely that new Asbestos Related Claims or Demands will be filed against the Trust and (B) all Asbestos Related Claims duly filed with the Trust have been liquidated and satisfied and twelve consecutive months have elapsed during which no new Asbestos Related Claim has been filed with the Trust;

               (ii) the date on which the Bankruptcy Court order becomes final which has approved the arrangements the Trustees have made to establish Claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the Trust in a manner consistent with this Trust Agreement and the Procedures;

               (iii) if in the judgment of the Trustees, the continued administration of the Trust is uneconomic or inimical to the best interests of the persons holding Asbestos Related Claims and Demands and the Trustees have obtained an order of the Court that the termination of the Trust will not expose or subject New Keene or any successor in interest to any increased or undue risk of having any Asbestos Related Claims and Demands asserted against it or them or in any way jeopardize the validity or enforceability of the Permanent Channeling Injunction; or

               (iv) 21 years less 91 days after the death of the last survivor of all the descendants of Joseph P. Kennedy, Sr. of Massachusetts living on the date hereof.

         (b) On the Termination Date, after payment of all the Trust's liabilities has been provided for, all funds remaining in the Trust estate shall be transferred to charitable organization(s) selected by the Trustees using their reasonable discretion; provided, however, that (i) if practicable, the charitable organization(s) shall be related to the treatment, research, or the relief of suffering of individuals suffering from asbestos disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to New Keene.

         (c) As soon as practicable after the Termination Date, the Trustee shall (i) certify to the Court that all conditions precedent to the Termination Date have been satisfied and (ii) file a final accounting and serve a copy on the TAC and the Trustor. Thereupon, the Trust shall be dissolved and the Trustee(s) and the TAC discharged.

        6.3 Amendments. This Trust Agreement may be amended, modified and/or supplemented by unanimous vote of the Trustees only with the consent of the TAC.

         6.4 Cooperation. New Keene and the Trust shall each cooperate to the extent reasonably requested by the other in the handling of Asbestos-Related Claims and Demands and the prosecution of the Causes of Action and generally in the operation of the Trust for the purposes set forth herein. New Keene shall transfer to the Trust such claim files and other documents related to the Asbestos Related Claims as are under its custody or control, and shall use its best efforts to make available its present or former officers, directors, employees, agents or representatives to the extent the Trust deems such persons necessary to appear at any trial or arbitration proceeding related to the liquidation of the Asbestos Related Claims. To the extent the valuation of any assets of the Trust are necessary for the tax returns of New Keene, a) the Trust shall provide New Keene with such valuation and b) New Keene shall use such valuation in its tax returns.

         6.5 Severability. Should any provision in this Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Trust Agreement.

         6.6 Notices. Notices to claimants shall be given at the address of such claimants, or, where applicable, such claimants' Attorney of Record, in each case as provided on such claimant Claim forms. Any notices or other communications required or permitted hereunder shall be in writing and delivered at the addresses designated below, or sent by telex or telecopy pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other addresses as may hereafter be furnished by New Keene to the Trustees and the TAC or by the Trustees and the TAC to New Keene in compliance with the terms hereof.

         To the Trust or the Trustees:

                  Mr. Archie R. Dykes
                  Capital City Holdings Inc.
                  Rivergate Executive Park
                  907 Two Mile Parkway
                  Suite D-5
                  Goodlettsville, TN  37072

                  Richard A. Lippe, Esq.
                  Meltzer, Lippe, Goldstein, Wolf,
                    Schlissel & Sazer
                  The Chancery
                  190 Willis Avenue
                  Mineola, NY  11501

                  Mr. John J. Robbins
                  112 Walton Heath
                  Williamsburg, VA  23188

                  With a copy to:

                  George A. Davidson, Esq.
                  Theodore V.H. Mayer, Esq.
                  Hughes Hubbard & Reed
                  One Battery Park Plaza
                  New York, NY  10004
                  Telecopier:
                  212-422-4726

         To New Keene:

                  Mr. Michael T. Furry
                  President
                  Reinhold Industries, Inc.
                  12827 Imperial Highway
                  Santa Fe Springs, CA 90670-4713

         To the TAC:

                  Stanley J. Levy, Esq.
                  Levy Phillips & Kongisberg
                  90 Park Avenue
                  New York, NY  10016

                  Charles F. Vihon, Esq.
                  Much Shelist Freed Denenberg
                    & Ament
                  200 North LaSalle Street
                  Suite 2100
                  Chicago, IL  60601-1095

                  Perry Weitz, Esq.
                  Weitz & Luxenberg
                  40 Fulton Street
                  New York, NY  10038

         All such notices and communications shall be effective when delivered at the designated addresses or when the telex or telecopy communication is received at the designated addresses and confirmed by the recipient by return telex or telecopy in conformity with the provisions hereof.

         6.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

         6.8 Successors and Assigns. The provisions of this Trust Agreement shall be binding upon and inure to the benefit of the Trustors, the Trust, the Trustees and the TAC and their respective successors and assigns, except that neither the Trustor nor the Trust, nor any Trustee, nor any member of the TAC may assign or otherwise transfer any of its or his or her rights or obligations under this Trust Agreement except as provided for in this Trust Agreement.

         6.9 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this Trust Agreement is contained herein, and this Trust Agreement supersedes any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.

         6.10 Headings. The headings used in this Trust Agreement are inserted for convenience only and neither constitute a portion of this Trust Agreement nor in any manner affect the construction of the provisions of this Trust Agreement.

         6.11 Governing Law. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

         6.12 Dispute Resolution. Any disputes which arise under this Agreement with respect to interpretation and implementation shall be resolved by the Bankruptcy Court.

         IN WITNESS WHEREOF, the Trustor has caused this Trust Agreement to be executed by a duly authorized officer of representative of the Trustor and attested by another duly authorized officer of the Trustor and the Trustees and New Keene have each executed this Trust Agreement, all as of the day and year first above written.

                                   Keene Corporation


                                   By: /s/ Timothy E. Coyne
                                      ----------------------------------------
                                      Name:  Timothy E. Coyne

Attest:


                                   By: /s/ Norman W. Weinstock
                                      ----------------------------------------
                                      Name:  Norman W. Weinstock


                                   /s/ Archie R. Dykes , as Trustee
                                   -------------------------------------------
                                             Archie R. Dykes

                                   /s/ Richard A. Lippe , as Trustee
                                   -------------------------------------------
                                             Richard A. Lippe


                                   /s/ John J. Robbins , as Trustee
                                   -------------------------------------------
                                             John J. Robbins


                                   New Keene


                                   By: /s/ D. M. Blakesley
                                      ----------------------------------------
                                      Name:  D.M. Blakesley


Attest:                            By: /s/ Michael T. Furry
                                       ---------------------------------------
                                       Name: Michael T. Furry